[ARTICLE] 5
[MULTIPLIER]   1,000

EXHIBIT 21.1
                                CIRRUS LOGIC INC.

                     SUBSIDIARIES OF REGISTRANT


Acumos Incorporated  (California)
Cirel Inc.  (California)
Ciror, Inc.  (California)
Cirrus Logic Holdings, Inc.  (California)
Cirrus Logic International Ltd.  (Bermuda)
Cirrus Logic International SARL  (France)
Cirrus Logic Korea Co., LTD.  (Korea)
Cirrus Logic, GmBh.  (Germany)
Cirrus Logic, K.K.  (Japan)
Cirrus Logic, Software India, Pvt. Ltd.  (India)
Cirrus Logic (U.K.) Limited  (United Kingdom)
Crystal Semiconductor Corporation  (Delaware)
Pacific Communications Sciences, Inc.  (Delaware)